UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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CSP INC.
(Name of Registrant as Specified In Its Charter)
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CSP INC.

January 8, 2016

Dear Stockholders:
You are cordially invited to attend the 2016 Annual Meeting of Stockholders of CSP Inc. Our Annual Meeting will be held on Tuesday, February 9, 2016, at 9:00 a.m. local time at our CSP Inc. office located at 1182 East Newport Center Drive, Deerfield Beach, Florida 33442.
We describe in detail the actions we expect to take at our Annual Meeting in the attached Notice of 2016 Annual Meeting of Stockholders and proxy statement.
Your vote is very important to us, regardless of the number of shares that you own. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible to make sure your shares are represented at the meeting. To simplify this process, your vote may be cast over the Internet, by telephone or by mail.
We look forward to seeing you at the Annual Meeting.

Sincerely,
/s/Victor Dellovo
Chief Executive Officer
CSP INC.

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

Date:	Tuesday, February 9, 2016
Time:	9:00 a.m. local time
Place:	CSP Inc. Office in Deerfield Beach, FL
1182 East Newport Center Drive
Deerfield Beach, Florida 33442
At the Annual Meeting you will be asked to:

1.	elect the management nominees named in the proxy statement to the Board of Directors as directors;

2.	consider an advisory vote to approve executive compensation;

3.	ratify the appointment of RSM US, LLP as the Company’s independent auditors for fiscal year 2016;

4.	consider a shareholder proposal entitled Proxy Access Proposal for Shareholders, if such proposal is properly introduced at the meeting; and

5.	transact such other business as may properly come before the meeting or any adjournment thereof.

By order of the Board of Directors,

/s/Gary W. Levine
Secretary
Lowell, Massachusetts
January 8, 2016

YOUR VOTE IS IMPORTANT
TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING WHETHER OR NOT YOU ATTEND, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD OR VOTE YOUR PROXY OVER THE INTERNET OR TELEPHONE AS PROMPTLY AS POSSIBLE.
ANY STOCKHOLDER ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE, YOU MUST FIRST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on February 9, 2016.  The notice of Annual Meeting, proxy statement, proxy card and 2015 Annual Report on Form 10-K are also available at www.proxyvote.com

CSP INC.
(A Massachusetts Corporation)

PROXY STATEMENT

Annual Meeting of Stockholders
February 9, 2016

INFORMATION CONCERNING THE PROXY MATERIALS AND THE ANNUAL MEETING
Our Board of Directors is soliciting proxies to be voted at the 2016 Annual Meeting of Stockholders to be held on February 9, 2016, which is referred to in this proxy statement as the Annual Meeting. Your vote is very important. For this reason, our Board is requesting that you permit your common stock to be represented at the Annual Meeting by the persons named as proxies for the Annual Meeting. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.
Our principal executive offices are located at 175 Cabot St. Suite 210, Lowell, Massachusetts 01854. Our main telephone number is (978) 663-7598. In this proxy statement, CSP Inc. is sometimes referred to as the Company or CSPI.
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held on February 9, 2016.
Pursuant to the rules adopted by the Securities and Exchange Commission, which is referred to in this proxy statement as the SEC, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a notice of Annual Meeting, proxy card and our 2015 Annual Report on Form 10-K, and by notifying you of the availability of our proxy materials on the Internet. The notice of Annual Meeting, proxy statement, proxy card and 2015 Annual Report on Form 10-K are also available at www.proxyvote.com. In accordance with SEC rules, the materials on the site are searchable, readable and printable and the site does not have “cookies” or other tracking devices which identify visitors.
We are mailing this proxy statement and the enclosed form of proxy to stockholders on or about January 8, 2016.

QUESTIONS AND ANSWERS REGARDING THE ANNUAL MEETING
Where and when is the Annual Meeting of Stockholders?
Our Annual Meeting of stockholders will be held at our subsidiary CSP Inc. office, 1182 East Newport Center Drive, Deerfield Beach, Florida at 9:00 a.m. local time on February 9, 2016.
Who may vote at the Annual Meeting?
You may vote if our records show that you owned your shares on December 21, 2015, which is the record date. At the close of business on the record date, 3,683,794 shares of our common stock were issued and outstanding and eligible to vote. You may cast one vote for each share of common stock held of record by you on the record date on all matters presented.
Why did I receive the proxy materials by e-mail?
You requested that the Company deliver proxy materials to you electronically by e-mail. If you wish to terminate this request, please contact American Stock Transfer & Trust Company, LLC by calling (800) 937-5449 or writing to 6201 15th Avenue, Brooklyn, New York 11219.
What is the difference between holding shares as a stockholder of record and beneficial owner?
Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
Stockholder of Record.    If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Co., you are considered the stockholder of record with respect to those shares, and the proxy materials, including your proxy card, were sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us via the Internet, by telephone or by mail, or to vote in person at the Annual Meeting.
Beneficial Owner.    If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares, which are held in “street name,” and the proxy materials, including your proxy card, are being provided to you by your broker, bank or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you request, complete and deliver a proxy from your broker, bank or nominee. Your broker, bank or nominee has sent you a voting instruction card for you to use in directing the broker, bank or nominee how to vote your shares.
How many votes can be cast by all stockholders?
Each share of our common stock is entitled to one vote. There is no cumulative voting. We had 3,683,794 shares of common stock outstanding and entitled to vote on the record date.
How many votes must be present to hold the Annual Meeting?
We must have a quorum in order to hold the Annual Meeting and conduct business. A majority of our issued and outstanding shares as of the record date constitutes a quorum. Shares are counted if you are present at the Annual Meeting or a proxy card has been properly submitted by you or on your behalf. In general, abstentions are counted as present for the purpose of determining the presence of a quorum at a meeting of stockholders. Proxies received from brokers that express a vote on any matter will also be counted as present, even if they show a broker “non-vote” on any other matter(s). The vote on each matter submitted to stockholders is tabulated separately. American Stock Transfer & Trust Co. will tabulate the votes.
If on the date scheduled for the Annual Meeting a quorum does not exist for purposes of conducting business at the Annual Meeting, the management persons named as proxies in the proxy card will use the discretionary authority granted to them thereby to adjourn the meeting to a future date for purposes of seeking a quorum.
I own my shares in “street name.” Will my broker vote my shares for me?
The ability of brokers to vote your shares for you without instructions from you is governed by Rule 452 of the New York Stock Exchange, which regulates the behavior of brokers who are “member organizations” of the NYSE (without regard to what exchange the shares are traded on). The NYSE has identified 18 specific types of “Broker May Not Vote” matters, also known as non-routine matters. At our Annual Meeting, the election of directors (Proposal One), the advisory vote on executive compensation (Proposal Two), and the shareholder proposal on proxy access (Proposal Four) are all “Broker May Not Vote” matters, and therefore your broker will not express a vote on those proposals without instructions from you. In cases where the broker is otherwise able to return your proxy card (for example, because your broker receives instructions from you on one such matter but not on others), the broker will submit your proxy card in accordance with your instructions on the matter(s) for which you gave instructions or on which the broker had discretion, and will show other matters as a broker “non-vote.”
Proposal Three, the ratification of the appointment of our independent auditors, is ordinarily a “Broker May Vote,” or routine matter. Your broker may vote in accordance with management's recommendation on a routine matter, without instructions from you.

How many votes are required to elect directors?
Directors are elected by a plurality of the votes cast. This means that the individuals nominated for election to the Board of Directors who receive the most “FOR” votes (among votes properly cast in person or by proxy) will be elected; a nominee does not need to receive a majority to be elected. If you withhold authority to vote with respect to the election of a nominee, your shares will not be voted with respect to that nominee. Your shares will be counted for purposes of determining whether there is a quorum.
How many votes are required to approve the advisory vote on the compensation paid to the Company’s named executive officers (the “say-on-pay" proposal)?
Approval of the say-on-pay proposal requires the affirmative vote of a majority of the shares represented and entitled to vote at the Annual Meeting. You may cast a vote either “FOR” or “AGAINST” the say-on-pay proposal, or you may abstain. A vote to abstain is the equivalent of a vote “AGAINST” the proposal. A broker “non-vote” will not be counted as a vote cast. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.
How many votes are required to approve the shareholder proposal on proxy access?
To be approved, Proposal Four requires the affirmative vote of the majority of the shares of common stock entitled to vote and present in person or represented by proxy at the Annual Meeting. You may cast a vote “FOR” or “AGAINST” the proposal, or you may abstain. Because approval requires a majority of the votes cast, a vote to abstain is equivalent of a vote “AGAINST” the proposal. A broker “non-vote” will not be counted as a vote cast. Because the proposal is precatory, it is advisory in nature and will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions on this subject.
How many votes are required to ratify the appointment of the Company’s independent auditors?
Ratification of the appointment of RSM US, LLP as the Company’s independent auditors requires the affirmative vote of a majority of the shares represented and entitled to vote at the Annual Meeting. You may vote either “FOR” or “AGAINST” ratification of the appointment, or you may abstain. A vote to abstain is the equivalent of a vote “AGAINST” the proposal.
How do I vote?
You may vote in one of four ways:

•	Over the Internet
If your shares are registered in your name: Vote your shares over the Internet by accessing the proxy online voting website at: www.proxyvote.com and following the on-screen instructions. You will need the control numbers that appear on your proxy card when you access the web page.
If your shares are held in the name of a broker, bank or other nominee: Vote your shares over the Internet by following the voting instructions that you receive from such broker, bank or other nominee.

•	By Telephone
If your shares are registered in your name: Vote your shares over the telephone by accessing the telephone voting system toll-free at 1-800-690-6903 in the United States and from foreign countries using any touch-tone telephone and following the telephone voting instructions. The telephone instructions will lead you through the voting process. You will need the Company number, account and control numbers that appear on your proxy card.

•	By Mail
Vote by signing and dating the proxy card(s) and returning the card(s) in the prepaid envelope.

•	In Person

What if I submit my proxy but do not vote for one or more of the proposals?
If you submit your proxy via the Internet, by telephone or by returning your signed proxy card, but do not mark or specify selections, then the shares covered by your proxy will be voted as recommended by the Board of Directors in this proxy statement. If you indicate a choice with respect to any matter to be acted upon on your proxy, the shares you hold will be voted in accordance with your instructions.
If you are a beneficial owner and hold your shares through a broker and do not submit your selections in accordance with the instructions received from your broker, the broker or other nominee will determine if it has discretionary authority to vote on the particular matter. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have discretion to vote such shares on routine matters, but not on non-routine matters.
Can I change or revoke my vote after submitting it?
Yes. After you submit your vote via the Internet, by telephone or by mail, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised by giving written notice to our corporate secretary specifying such revocation. You may change your vote by timely delivery of a valid, later-dated proxy or by voting by ballot at the Annual Meeting if you are a record holder. If you are a beneficial owner and vote your shares through your broker, bank or nominee and have previously given instructions that you wish to change or revoke, you can provide new, later-dated instructions to your broker, bank or nominee to act as you so instruct.
What should I do if only one set of proxy materials for the Annual Meeting are sent and there are multiple CSPI stockholders in my household?
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy materials and annual reports. This means that only one copy of the proxy materials may have been sent to multiple stockholders in your household. You may promptly obtain an additional copy of the proxy materials and our 2015 Annual Report at no charge by sending a written request to Broadridge Financial Solutions, or by calling Broadridge toll-free at 800-542-1061, or by writing to Broadridge Financial Solutions, Inc., Householding Department, and 51 Mercedes Way, Edgewood, New York 11717. Alternatively, if you participate in householding and wish to revoke your consent and receive separate copies of our Proxy Statement and Annual Report, please contact Broadridge, as described above. A number of brokerage firms have instituted householding. If you hold your shares in street name, please contact your bank, broker or other holder of record to request information about householding.
Who can attend the Annual Meeting?
All stockholders as of the record date, or their duly appointed proxies, may attend. Each stockholder may also bring guests to the meeting if there is space available.
Where can I find more information?
We file annual, quarterly and current reports, proxy statements, and other information with the SEC. Our common stock is traded on the NASDAQ Global Market (NASDAQ) under the symbol “CSPI.” You may read and copy any document that we file at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, and Washington, D.C. 20549. Our SEC filings are also available to the public on the SEC’s website at http://www.sec.gov.
Who can help answer my questions?
If you have additional questions about the matters proposed for consideration at the Annual Meeting, you should contact:
CSP Inc.
175 Cabot Street, Suite 210
Lowell, MA 01854
Attn: Gary W. Levine, Chief Financial Officer
Phone: (978) 663-7598
What should I do now?
Carefully read this document and either submit your vote via the Internet or by telephone or, if voting by mail, indicate on the proxy card how you want to vote. If voting by mail, sign, date and mail your proxy card in the enclosed prepaid return envelope as soon as possible. You should submit your vote now even if you expect to attend the Annual Meeting and vote in person. Submitting your vote now will not prevent you from later canceling or revoking your proxy right until the meeting, and will ensure that your shares are voted if you later find you cannot attend the Annual Meeting.
How do I find out the voting results?
Preliminary voting results will be announced at the Annual Meeting, and the final voting results will be published in a Form 8-K filed with the SEC within four business days after the Annual Meeting.
You may obtain a copy of the filed Form 8-K by visiting our website or the SEC’s website, contacting our Investor Relations department by calling 978-663-7598, or writing to Investor Relations, CSP Inc., 175 Cabot Street, Suite 210, Lowell, Massachusetts 01854.
What if I have questions about lost stock certificates or I need to change my mailing address?
Stockholders may contact our transfer agent, American Stock Transfer & Trust Company, LLC, by calling the Customer Support Document (800) 937-5449 or writing 6201 15th Avenue, Brooklyn, New York 11219.

PROPOSAL ONE:
ELECTION OF DIRECTORS

Our Board of Directors currently consists of five members. The Board, upon recommendation of the Nominating Committee, unanimously nominated the five directors listed below for election to the Board at the Annual Meeting. Each of the five nominees currently serves as a member of the Board. Directors elected at the Annual Meeting will be elected to hold office until the 2017 Annual Meeting of stockholders and until their successors are duly elected and qualified.
If you withhold authority to vote with respect to the election of any of our nominees, your shares will not be voted in favor of such nominee’s election. Your shares will be counted for purposes of determining whether there is a quorum.
Nominees for Election
Listed below are the nominees with his or her age, the year he or she was first elected as a director of the Company, his or her business experience, as well as the director’s particular experiences, qualifications, attributes and skills that led our Board to conclude that the director should serve as a member of our Board.

Name and Age	Business Affiliations, Qualifications and Directorships

Victor Dellovo (46)
Director of CSPI since August 2012; President and Chief Executive Officer since August 2012; President of Modcomp’s worldwide operations since October 2010; President of Modcomp’s U.S. operations from October 2005 to September 2010; President of Modcomp’s Systems and Solutions division from June 2003 to September 2005, following Modcomp’s acquisition of Technisource Hardware Inc., a company he co-founded in 1997.

Mr. Dellovo is an industry veteran with more than 18 years of technology industry experience and leadership, as well as comprehensive knowledge of the Company and its operations. Mr. Dellovo led our Modcomp Inc. subsidiary for four years. He was responsible for managing all facets of Modcomp Inc.’s domestic and international business, a role that provided him with insight into our operations and the challenges and opportunities faced by the Company. In addition, his prior positions with Technisource Hardware Inc. as an executive, a co-founder and in various sales and engineering positions have given him a strong knowledge and understanding of the technology industry. Mr. Dellovo’s experience in the industry and in executive management, coupled with his in-depth knowledge of our Company, contributes to his selection as our President and CEO by our Board and facilitates the Board’s strategic and financial planning as well as other critical management functions.

Charles Blackmon (66)
Director of CSPI since July 2013; from 2005 to the present, served as Senior Vice President for Timberland Harvesters, LLC, a company that buys and sells timber and land; from June 2004 to March 2005 served as Chief Financial Officer of Interline Brands Inc., a public company that acts as a direct marketer and distributor of maintenance, repair and operating products including plumbing, electrical, hardware, HVAC and other related items; from 1994 to 2004 served in various senior management positions, including Chief Financial Officer, for MAGNATRAX Corporation or its predecessor American Buildings Company, a public company specializing in manufacturing products for the construction industry; 1971-1979, in public accounting except for one year; Director of Concurrent Computer Corporation.

Mr. Blackmon has over 40 years of financial management experience and is a certified public accountant. His extensive executive management and financial experience adds invaluable knowledge to our Board. He is Chairman of our Audit Committee, and his expertise in accounting, financial reporting and controls and experience as a chief financial officer of public companies qualifies him as an “audit committee financial expert” under SEC rules and further qualifies him to serve as a member of the Board of Directors.

Name and Age	Business Affiliations, Qualifications and Directorships

Ismail “Izzy” Azeri (37)
Director of CSPI since January 2016; Senior Product Manager-Cloud, for Google, responsible for pricing, packaging, discount strategy across overall Google Cloud Platform businesses, from May 2014 to the present; Founder, President and Board Chairman of Stackdriver, a cloud-based infrastructure monitoring company acquired by Google that grew business to 160 customers, 32 employees and millions in revenue from July 2012-May 2014; Executive in Residence at Bain Capital Ventures, a venture capital firm, where he evaluated new investment opportunities within software landscape, from March 2012 to July 2012; various positions at Acronis, a leader in disaster recovery software for the SMB segment, from General Manager to Vice President, in sales and marketing and as business manager in strategic and corporate development, from July 2009 to January 2012; Director corporate business development, VMware Inc. software company, responsible for acquisitions, venture investments and strategy from May 2006-July 2009; served on the Boards of VMware International from 2006-2009 and Board advisor for VMTurbo from 2009 to the present; various positions and corporate development, EMC Corp., computer storage company, from May 1996-May 2006. Mr. Azeri currently is a Board advisor at Threatstack.

Mr. Azeri has 15 years of experience overseeing operations, strategic partnerships and investments for some of the leading technology organizations in the world . He has extensive experience in software, cloud and technology products and services. He provides the Board with in-depth understanding of the software and cloud-based technology and will assist us with product and service strategy for both of our business segments. He is an expert in technology with significant business development and strategic planning experience, plus Board experience which qualifies him to serve as a Board member.

C. Shelton James (76)
Director of CSPI since 1994; Chairman of the Board of Directors since August 2012; Principal, C. Shelton James Associates, a business consulting firm, from 1990 to present; President from 1993 until June 1998 and Director from 1993 until February 2000 of Fundamental Management Corporation; Director from December 1994 until March 2000 and Chief Executive Officer from August 1998 to March 1999 of Cyberguard Corp.; Director from August 1998 to July 2002 and Chief Executive Officer from December 2001 to July 2002 of Technisource, Inc.; Chief Executive Officer and Chairman of the Board of Elcotel from May 1991 to February 2000; Director of Concurrent Computer Corporation. Mr. James is a member of the Company’s Audit Committee. Mr. James was a CPA and worked in public accounting. He was Chief Financial Officer of Systems Engineering Laboratories for over eleven years.

Mr. James’s experience overseeing financial reporting processes, internal accounting and financial controls, as well as managing independent auditor engagements, qualifies him as an “audit committee financial expert” within the meaning of SEC regulations. Mr. James has served on ten boards of public companies and nine audit committees during his career. His extensive executive management experience, in addition to his financial expertise, adds invaluable knowledge to our Board and qualifies him for service as a director of our Company.

Name and Age	Business Affiliations, Qualifications and Directorships

Marilyn T. Smith (67)
Director of CSPI since July 2013; Vice President for Information Technology and Chief Information Officer (CIO) for George Mason University, December 2013 to present; Head of Information Services and Technology CIO, Massachusetts Institute of Technology (MIT), 2009 to 2013; President of Life Insurance Co. of the Hanover Insurance Group, and various other management positions from 2000 to 2009; Vice President and CIO for multiple information systems groups within Liberty Mutual Insurance Co. and various positions at John Hancock Financial Services.

Ms. Smith has served in various executive roles for numerous insurance companies and CIO for MIT. Ms. Smith’s operational executive management experience, knowledge and experience at a premier technology educational center brings a unique understanding of the technology markets to the Board and qualifies her for service as a director of our Company.

We believe that the qualifications for serving as a director of CSPI include these: that a nominee demonstrates significant accomplishment in his or her field, together with an ability to make a meaningful contribution to the Board’s oversight of business affairs in our industries. Each director must also have an excellent record and reputation for honesty and ethical conduct in both his or her professional and personal activities. We consider Messrs. Dellovo, Blackmon, Azeri, James and Ms. Smith to be well qualified to serve as directors of our Company.
The Board’s five director-nominees for election at the Annual Meeting − Victor Dellovo, Charles Blackmon, Ismail “Izzy” Azeri, C. Shelton James and Ms. Marilyn T. Smith − have been recommended to the Board by the Nominating Committee and unanimously nominated.

The Board of Directors unanimously recommends that you affirmatively vote “FOR” the election of each of Messrs. Dellovo, Blackmon, Azeri, James and Ms. Smith to serve as a director of the Company.
Unless marked to the contrary, proxies received will be voted “FOR” the election of each of the nominees listed above.

CORPORATE GOVERNANCE
We believe that good corporate governance and fair and ethical business practices are crucial not only to the proper operation of our company, but also to building and maintaining confidence in the integrity, reliability and transparency of the securities markets. We endeavor to stay abreast of the actions taken in the past few years by Congress, the SEC and NASDAQ to improve and enhance corporate governance, and we take our responsibilities in this area very seriously. This section explains some of the things we have done, or are considering, to improve the way we run CSPI.
Independent Directors
Rules and regulations of the SEC and NASDAQ require that a majority of our Board be “independent.” The Board has reviewed those rules and regulations and has determined that Messrs. Blackmon, Azeri, James and Ms. Smith are independent directors. As required by NASDAQ rules, the independent directors convene regularly scheduled meetings at which only independent directors are present.
Board Leadership Structure and Role in Risk Oversight
The Board believes that separating the positions of Chairman and Chief Executive Officer offers independent Board leadership and objective oversight of management. The Board believes that this separation will give better clarity of leadership and is in the best interests of CSPI and its stockholders at this time. The non-management directors regularly meet alone in executive session at Board meetings.
Management is responsible for the day-to-day management of the risks that we face, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board is responsible for satisfying itself that the risk management processes are adequate and functioning as designed. The Board’s involvement in risk oversight includes receiving regular reports from members of senior management and evaluating areas of material risk to the Company, including operational, financial, legal, regulatory, strategic and reputational risks.
The Compensation Committee regularly considers the risks associated with our compensation policies and practices for employees, including those related to executive compensation programs. As part of the risk assessment, the Compensation Committee reviewed our compensation programs for certain design features that have been identified as having the potential to encourage excessive risk-taking, such as compensation mix overly weighted toward annual incentives and unreasonable goals or thresholds. The Compensation Committee determined that, for all employees, our compensation programs encourage our employees to take appropriate risks and encourage behaviors that enhance sustainable value creation in furtherance of the Company’s business, but do not encourage excessive risk and accordingly are not reasonably likely to have a material adverse effect on the Company.  The Compensation Committee believes that because we closely link our variable compensation with attaining performance objectives, we are encouraging our employees to make decisions that should result in positive short-term and long-term returns for our business and our stockholders without providing an incentive to take unnecessary risks. The Compensation Committee on an on-going basis reviews our compensation policies and programs to ensure that our compensation programs and risk mitigation strategies continue to discourage imprudent risk-taking activities.
Meetings and Committees of the Board of Directors
Our Board met six times during the fiscal year ended September 30, 2015. In addition, the Audit Committee met five times, the Compensation Committee met three, and the Nominating Committee met once. All members attended all of the meetings of the Board and of the committees of which they were a member.
Policies and Procedures for the Review and Approval of Transactions with Related Parties
Our Board has no formal policies and procedures for the review and approval of transactions with related parties. However, the Audit Committee has the responsibility of reviewing and approving transactions with related parties. In connection with the review of any related party transactions, the Audit Committee considers, among other matters, the nature, timing and duration of the transactions, the relationships of the parties to the transactions, whether the transactions are in the ordinary course of the Company’s business, the dollar value of the transactions and whether the transactions are in the interests of the Company. Mr. Nicholas Monfredo, the brother-in-law of Mr. Dellovo, was hired in June, 2014 as the Sales Manager of the US Operations of Modcomp at an annual salary of $180,000 and a target annual bonus for FY 2015 equal to 50% of his annual salary, with 75% of the bonus based on meeting the revenue and operating profit goals of the operation and 25% of the bonus based on meeting key performance indicators. The Audit Committee did not consider any other related party transactions in fiscal year 2015.
Code of Ethics
We have adopted a code of ethics that applies to all of our executive officers, directors and employees, and which is available in the Investor Relations section (under Corporate Governance) of our website at www.cspi.com. A copy of the code of ethics can also be obtained, without charge, by written request to Investor Relations, CSP Inc., 175 Cabot Street, Suite 210, Lowell, Massachusetts 01854.

Communications with our Board of Directors
Our stockholders may communicate directly with the members of our Board or the individual chairmen of the standing Board committees by writing directly to those individuals c/o CSP Inc. at the following address: 175 Cabot Street, Suite 210, Lowell, Massachusetts 01854. Our policy is to forward, and not intentionally to screen, any mail received at our corporate office for an individual to that individual.
Policy Regarding Board Attendance
It is our policy that all members of the Board attend the Annual Meeting of stockholders in person, although we recognize that our directors occasionally may be unable to attend for personal or professional reasons. We generally hold a meeting of the Board on the same date as the Annual Meeting of stockholders. In 2015, all directors attended the Annual Meeting.
Director Candidates and Selection Process
Under our by-laws, nominations for election to our Board may be made only by or at the direction of the Board (which has established the Nominating Committee in connection with this process) or by a stockholder who satisfies the substantive and procedural requirements set forth in our by-laws. Candidates nominated by or at the direction of the Board will appear as the Company’s nominees in our proxy materials. An eligible stockholder who complies with our by-laws is able to nominate a candidate for election at our Annual Meeting, and stockholders who are present in person or by proxy at the meeting may vote for such a nominee. However, the Company’s proxy materials are not available for that nominee. That is, any eligible stockholder wishing to nominate a non-Board endorsed candidate for election as a director and solicit proxies for such nominee must prepare and file with the SEC, at his own expense, proxy materials meeting the applicable requirements of law for a proxy contest.
The Nominating Committee believes that the minimum qualifications for serving as one of our directors are that a nominee demonstrate significant accomplishment in his or her field, ability to make a meaningful contribution to the Board’s oversight of our business affairs and have an excellent record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Nominating Committee examines a candidate’s specific knowledge, experience and skills, availability in light of other commitments, potential conflicts of interest and independence from our management and CSPI. Although the Nominating Committee does not have a standalone policy with regard to consideration of diversity in identifying director nominees, it considers diversity in professional background, experience, expertise (including as to financial matters) and perspective (including as to age, gender and ethnicity) with respect to the Board composition as a whole when evaluating a director nominee. In February 2012 we adopted a policy requiring directors to resign at age 75. The Board reserves the right to extend a waiver of this policy when it considers such a waiver to be in the best interests of the Company, and the Board did waive the requirement as it would have applied to Mr. James in connection with this Annual Meeting.
The Nominating Committee may use any number of methods to identify potential nominees, including personal, management, and industry contacts, recruiting firms and, as described above, candidates recommended by stockholders. The Nominating Committee did not engage any third-party recruiting firms to identify nominees in fiscal 2015.
Once a person has been identified by the Nominating Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating Committee determines that the candidate warrants further consideration, the chairman or another member of the Committee will contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating Committee will request information from the candidate, review the person’s accomplishments and qualifications, including in light of any other candidates that the Committee might be considering, and conduct one or more interviews with the candidate, other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments, and may seek management input on the candidate. The Nominating Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder.
The Nominating Committee will consider, for possible Board endorsement, director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Nominating Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Nominating Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the Nominating Committee, a stockholder must submit the recommendation in writing and must include the following information, among other things:

•	the name and address of the stockholder and the class and number of shares of our stock beneficially owned by the stockholder and owned of record by the stockholder; and

•
all information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, or any other applicable statute, rule or regulation.

Article III, Section 4 of our by-laws requires that the stockholder recommendation and information described above must be received by our corporate secretary at our executive offices not less than 90 days prior to the date of our Annual Meeting of stockholders; provided, however, that if the Annual Meeting (or a special meeting in lieu of the Annual Meeting) is to be held on a date prior to such specified date, and if less than 100 days’ notice or prior public disclosure of the date of such annual or special meeting is given or made, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the earlier of the day on which notice of the date of the scheduled meeting was mailed or the day on which public disclosure was made of the date of such annual or special meeting. Therefore, the deadline for submission of notice for our 2017 Annual Meeting will be November 10, 2016. Our by-laws contain a number of other substantive and procedural requirements, which should be reviewed by any interested stockholder. This description is qualified in its entirety by the text of our by-laws, to which readers are referred for additional information.

COMMITTEES OF THE BOARD OF DIRECTORS
Audit Committee
Our Audit Committee consists of Messrs. Blackmon (chair) and James and Ms. Smith. The Board determined that the members of our Audit Committee are not only independent, but also are “financially literate” for purposes of NASDAQ rules (that is, able to read and understand financial statements). In addition, the Board has concluded that each of Messrs. Blackmon and James qualifies as an “audit committee financial expert.” Mr. Blackmon is a CPA and worked in public accounting for eight years. He was chief financial officer of Interline Brands, Inc. from 2004-2005 and MAGNATRAX Corporation from 1994-2004. Mr. Blackmon currently serves on the audit committee of Concurrent Computer Corporation. Mr. James was a CPA and worked in public accounting from 1962 to 1965. He was chief financial officer of Systems Engineering Laboratories in Ft. Lauderdale, Florida from 1969 to 1980, has served on numerous audit committees and currently serves as chairman on the audit committee of Concurrent Computer Corporation.
Our Audit Committee is responsible for overseeing our accounting and financial reporting processes and the audits of our financial statements. The Committee acts in an oversight capacity and relies on the work and assurances of both management, which has primary responsibility for our financial statements, and our independent auditors, who are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles. Our Audit Committee has adopted a written charter, a current copy of which is available in the Investor Relations section (under Corporate Governance) of our web site at www.cspi.com. A copy of the charter is also available to stockholders upon request, addressed to CSP Inc., Attn: Corporate Secretary, 175 Cabot Street, Suite 210, Lowell, Massachusetts 01854.
Nominating Committee
The members of the Nominating Committee are Mr., Blackmon and Ms. Smith, each of whom is an independent director. In addition to performing the duties and functions set forth above under “Director Candidates and Selection Process,” the functions of our Nominating Committee include the following:

•	recommend directors to serve on committees of the Board; and

•	advise the Board with respect to matters of Board composition and procedures.
Our Nominating Committee has adopted a written charter, a current copy of which is available in the Investor Relations section (under Corporate Governance) of our web site at www.cspi.com. A copy of the charter is also available to stockholders upon request, addressed to CSP Inc., Attn: Corporate Secretary, 175 Cabot Street, Suite 210, Lowell, Massachusetts 01854.
Compensation Committee
Our Compensation Committee is composed of Ms. Smith (chair) and Mr. James, each of whom is an independent director. This Committee is charged with reviewing and approving executive officers’ compensation and administering our stock option plans. The Committee also reviews and determines the compensation to be paid to directors. For fiscal 2015, compensation consultants had no role in determining or recommending the amount or form of executive or director compensation. NASDAQ rules require that the compensation of the chief executive officer be determined, or recommended to the Board for its determination, by either a majority of independent directors or a wholly independent Compensation Committee. NASDAQ rules prohibit a company’s CEO from being present during voting or deliberations with respect to his compensation. Compensation of all other executive officers is required to be determined in the same manner, except that the CEO is permitted to be present.
Our Compensation Committee has adopted a written charter, a current copy of which is available in the Investor Relations section (under Corporate Governance) of our web site at www.cspi.com. A copy of the charter is also available to stockholders upon request, addressed to CSP Inc., Attn: Corporate Secretary, 175 Cabot Street, Suite 210, Lowell, Massachusetts 01854.

2015 COMPENSATION OF NON-EMPLOYEE DIRECTORS
The following table and footnotes provide certain information regarding the fiscal year 2015 compensation of CSPI’s non-employee directors.

Name (a)	Fees Earned or Paid in Cash[1] (b)	Stock Awards[2,3](c)	Total (h)
Charles Blackmon[2]	$34,656	$28,000	$62,656
Robert Bunnett[2,3]	$22,578	$10,605	$33,183
C. Shelton James[2]	$55,104	$28,000	$83,104
Marilyn Smith[2]	$32,656	$28,000	$60,656
Notes:

1.
Each non-employee director receives (a) a $23,000 annual cash retainer, (b) an additional $552 annual retainer for each Committee membership, (c) a meeting fee of $1,500 per meeting, and (d) out of pocket travel expenses in connection with the meetings. In addition, the Chairman of the Board receives an annual fee of $25,000, the chairman of the Audit Committee receives an annual fee of $4,000 and the chairman of the Compensation Committee receives an annual fee of $2,000. On October 1, 2015 the chairman’s annual fee was increased to $7,500 for both the audit and compensation committees.

2.
On February 12, 2015 each non-employee director received a restricted stock award of 4,000 shares of common stock. The price per share was $7.00, the fair market value on the date of grant. The restricted stock awards vest on February 8, 2016. The restricted stock awards do not reflect compensation actually received by the non-employee directors. Instead, the amounts in the stock awards column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The Compensation Committee approved an increase in the annual restricted stock award to 5,000 shares that will be awarded the day after the earnings announcement for the first quarter of each fiscal year for each non-employee director that will vest the day before the annual meeting.

3.	Mr. Bunnett resigned his position as a director on June 30, 2015.

OUR EXECUTIVE OFFICERS
Background Information about Executive Officers
In addition to Mr. Dellovo, we have three other executive officers, who are listed below with information showing their ages and business affiliations.

Name and Age	Business Affiliations
Gary W. Levine (67)	Vice President of Finance and Chief Financial Officer of CSPI since September 1983; Controller of CSPI from May 1983 to September 1983.

Craig Lund (55)
Vice President and General Manager of High Performance Products segment of CSPI. since December 2014; Principal, Local Knowledge, business consulting firm with technology-oriented market research and business planning services including high-performance computing technology 1991-1999 and 2008-2014; Chief Technology Officer and Vice President 1999-2008, Acting Chief Technology Officer as a part time consultant 1989-1999, Director of Engineering 1986-1989 for Mercury Computer Systems, a global manufacturer of highly specialized software and hardware. He also held engineering and marketing roles at Charles River Data Systems.

John M. Leydon (53)
Vice President of Finance and Chief Accounting Officer of CSPI since November 2014; VP of Financial Planning and Accounting for Direct Capital Corporation, a financial technology company specializing in financing solutions for small businesses, 2014; Director of Finance and Accounting for Beacon Roofing Supply, Inc., 2010 to 2013; Senior Manager of Financial Reporting and Manager of Financial Reporting for Vicor Corporation, 2006 to 2010; other senior financial accounting positions for the prior 17 years with NextQuarter LLC, Syratech Corp., Cerplex Inc. and International Paper Co. Mr. Leydon is a CPA and was employed as a tax specialist and auditor for Pricewaterhouse Coopers LLP and Ernst & Young LLP.

COMPENSATION OF EXECUTIVE OFFICERS
The following table provides certain summary information concerning compensation paid or accrued by the Company for services rendered in all capacities for our CEO and our two other highest paid executive officers for the years ended September 30, 2015 and 2014.
2015 SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($)[7] (g)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[10] (h)	All Other Compensation [11]($) (i)	Total ($) (j)
Victor Dellovo, President and CEO	2015	$377,998	—	$89,280[1]	—	—	[8]	$101,827	$23,489	$592,594
	2014	$376,922	—	$172,598[2]	—	$126,631	[9]	$46,154	$24,333	$746,638
Gary Levine, CFO, Treasurer and Secretary	2015	$193,634	—	$44,640[3]	—	—	[8]	$37,691	—	$275,965
	2014	$186,787	—	$57,533[4]	—	$37,990	[9]	$32,826	—	$315,136
Craig Lund, Vice President and General Manager HPP Division	2015	$176,001	—	$55,800[5]	—	$99,211	[8]	—	—	$331,012
	2014[6]	—	—	—	—	—		—	—	—
Notes:

1.
On December 17, 2014, Mr. Dellovo received a restricted stock award of 12,000 shares of common stock. The price per share was $7.44 the fair market value on the date of award. The restricted stock award vests over four years from the date of the award.

2
On November 1, 2013, Mr. Dellovo received a restricted stock award of 22,500 shares of common stock. The price per share was $7.671, the fair market value on the date of award. The restricted stock award vests over four years from the date of the award.

3.
On December 17, 2014, Mr. Levine received a restricted stock award of 6,000 shares of common stock. The price per share was $7.44, the fair market value on the date of award. The restricted stock award vests over four years from the date of the award.

4
On November 1, 2013, Mr. Levine received a restricted stock award of 7,500 shares of common stock. The price per share was $7.671, the fair market value on the date of award. The restricted stock award vests over four years from the date of the award.

5.
On December 17, 2014 Mr. Lund received a restricted stock award of 7,500 shares of common stock. The price per share was $7.44, the fair market value on the date of award. The restricted stock award vests over four years from the date of the award.

6.	Mr. Lund was hired in December, 2014.

7.
Payments are based on achievement of the (i) Company revenue target and (ii) Company earnings before interest and taxes (EBIT) per share target. The net amount of the bargain purchase in 2014 was excluded in the earnings calculation. Each named executive officer has a target annual incentive opportunity amount expressed as a percentage of his base salary.

8.
For Mr. Lund, Non-Equity Incentive Plan Compensation reflects achievement of approximately 108% of his target bonus which was 50% of his base salary in 2015. Messrs. Dellovo and Levine did not receive any Non-Equity Incentive Plan Compensation in FY 2015 since the Company did not meet the revenue and EBIT targets for the year.

9.
For Mr. Dellovo, Non-Equity Incentive Plan Compensation reflects achievement of approximately 67% of his target bonus which was 50% of his base salary in 2014. For Mr. Levine, Non-Equity Incentive Plan Compensation reflects achievement of approximately 67% of his target bonus which was 30% of his base salary in 2014.

10.
The Company provides to Messrs. Dellovo and Levine a supplemental “death benefit” retirement plan. The benefits of which are vested for Mr. Levine. Upon retirement, the plan provides for an annual pay-out for five years of approximately $250,000 and $50,000 for twenty years in the case of Messrs. Dellovo and Levine, respectively. For more information, see Note 11 to our Consolidated Financial Statements as of and for the years ended September 30, 2015 and 2014, filed with our Annual Report on Form 10-K for the fiscal year ended September 30, 2015.

11.
For Mr. Dellovo, the amount represents $7,800 and $9,181 in employer contributions to Mr. Dellovo’s 401(k) plan for 2015 and 2014 respectively, and $15,689 and $15,150 for the cost of a Company-provided vehicle for 2015 and 2014 respectively. For Messrs. Levine and Lund in FY 2015 and Mr. Levine 2014, the amounts of All Other Compensation were less than $10,000 and therefore omitted.

Employment Agreements and Arrangements
In addition to the employment arrangements described in the footnotes to the Summary Compensation Table, we have an employment agreement with Mr. Dellovo dated September 4, 2012, under which Mr. Dellovo became one of our directors and our President and Chief Executive Officer. On November 17, 2015, Mr. Dellovo’s base salary was increased to $406,000. Mr. Dellovo is eligible to receive a bonus based on the attainment of certain financial objectives. If the Company is acquired through an asset sale or merger, all of Mr. Dellovo's shares would be fully vested. We also provide Mr. Dellovo with the use of an automobile.
Under his employment agreement, in the event Mr. Dellovo’s employment is terminated other than for cause (as defined), he will be entitled to 12 months of severance pay at his then effective monthly salary. However, as discussed below, Mr. Dellovo’s employment agreement has been supplemented and modified by a change of control agreement with us.
Change of Control Agreements
Mr. Dellovo and Mr. Levine have change of control agreements with the Company executed in September 2012 and January 2008, respectively. Under those agreements, in exchange for the right to severance benefits under the circumstances described in the agreements, each executive agrees that for a period of six months after he leaves the Company he will not solicit customers or employees of the Company, directly or indirectly. In case of either a change of control (as defined, and including a change in the majority of the incumbent directors over a two-year period, except for new directors nominated or selected by a majority of the then incumbent board), or termination of employment without cause (as defined) or termination or an adverse change in status of the executive in anticipation of or as required to accomplish a change of control, the executive will be entitled to:

•	a multiple of his base compensation for the Company’s fiscal year then in effect or, if greater, a multiple of his base compensation for the Company’s previous fiscal year, plus

•
a multiple of his annual target variable compensation bonus for the fiscal year then in effect or, if there is no bonus plan in effect that year, the highest variable compensation bonus paid to the executive in any of the three preceding fiscal years.

For Mr. Dellovo, the payouts are two times base compensation and bonus (with the target compensation equal to 50% of annual base pay). For Mr. Levine, the payouts are one times base compensation and bonus (with the target compensation equal to 30% of annual base pay). To receive payment, the executive must deliver to the Company a satisfactory release of claims.
Following a change of control, Mr. Dellovo and Mr. Levine would be entitled to two years and one year, respectively, of comparable health and welfare benefits, by continuing the executive in the Company’s health and welfare plans, or by payment by the Company of amounts sufficient to purchase equivalent coverage in a lump sum or periodically. The executive’s stock options and restricted stock awards would vest, and the executive would be entitled to exercise stock options and satisfy any tax withholding obligations under restricted stock awards by delivering shares of our common stock to the Company, or having shares of common stock withheld by the Company, in each case at the fair market value of the common stock and sufficient to meet the relevant requirement. In case of voluntary resignation or termination of employment for cause or by reason of death or disability, then no severance payments would be payable to the executive.
As an illustration of the payments available to Mr. Dellovo and Mr. Levine, if there had been a change of control of the Company as of December 18, 2015, then, based on fiscal year 2015 compensation, Mr. Dellovo would have received $1,491,636 under his employment and change of control agreement, plus the value of health and welfare benefits as described above, plus other vested benefits in the form of retirement funds. In addition, the value of Mr. Dellovo’s accelerated stock awards would be $145,750 based on the closing price of our common stock on the NASDAQ Global Market ($5.49) as of the close of trading on December 18, 2015.
Under the same hypothetical circumstances, Mr. Levine would have received $299,345 under his change of control agreement, plus the value of health and welfare benefits, plus other vested benefits in the form of retirement funds. In addition, the value of Mr. Levine’s accelerated stock awards would be $ 56,375 based on the closing price of our common stock on the NASDAQ Global Market ($5.50) as of the close of trading on December 18, 2015.
These illustrations do not take account of tax effects and are intended only as examples.

Clawback and Stock Ownership
The Company’s Board of Director approved a clawback policy and stock ownership guidelines for elected officers and non-employee members of the Board of Directors. The clawback policy is designed to ensure that incentive-based compensation is paid to executive officers based on accurate financial statements. In the event that the Company is required to prepare an accounting restatement due to the material noncompliance with accounting rules, the policy applies to incentive-based compensation that is granted to current or former executive officers of the company who received incentive-based compensation during the three-year period preceding the date that the Company is required to prepare a restatement. In addition, once final rules are adopted by the SEC regarding any additional clawback requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we intend to review our policy and amend it to comply with the new mandates.
Under our stock ownership guidelines, executive officers and non-employee members of the Board of Directors are required to own shares of the Company’s Common Stock with a value equal to at least the following amounts within five years from the date they are elected or appointed:

•	Chief Executive Officer: 100% of annual base salary

•	Chief Financial Officer: 100% of annual base salary

•	Vice Presidents or other officer: 75% of annual base salary

•	Board of Directors: 300% of annual retainer
For purposes of the guidelines, ownership will not include unexercised stock options (whether or not vested) but will include all restricted stock and shares will be valued in each fiscal year based on the closing price of the Company’s stock at the end of the preceding fiscal quarter.

OUTSTANDING EQUITY AWARDS AT 2015 FISCAL YEAR-END
The table below shows outstanding equity awards held by our named executive officers as of the fiscal year ended September 30, 2015.

	Option Awards				Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price ($) (e)	Option Expiration Date1, [2](f)	Grant Date of Shares of Stock That Have Not Vested	Number of Shares of Stock that have not Vested[3] (#) (g)	Market Value of Shares of Stock that have not Vested[4] ($) (h)
Gary Levine	4,000	—	$6.50	1/16/2016	1/13/2012	1,000	$5,500[4]
	2,500	—	$9.30	2/20/2017	12/14/2012	2,000	$11,000[4]
	5,000	—	$6.82	12/12/2017	11/1/2013	5,625	$30,937[4]
	5,000	—	$2.99	12/18/2018	12/17/2014	6,000	$32,999[4]
Victor Dellovo5	2,000	—	$6.50	1/16/2016	1/13/2012	2,500	$13,750[4]
	1,000	—	$9.30	2/20/2017	10/18/2012	7,500	$41,249[4]
	2000	—	$6.82	12/12/2017	10/18/2012	5,000	$27,500[5]
	2,000	—	$2.99	12/18/2018	11/1/2013	16,875	$92,811[4]
	—	—	—	—	12/17/2014	12,000	$65,999[4]
Craig Lund	—	—	—	—	12/17/2014	7,500	$41,249[4]
Notes:

1.	Options vest for 25% a year for all options.

2.	All options have a 10-year term.

3.	The restricted stock awards vest in equal installments on the first four anniversaries of the grant date, except for Mr. Dellovo’s 10/18/2012 award of 15,000 shares of restricted stock. See note 5.

4.
Value is calculated by multiplying the number of restricted stock awards that have not vested by the closing price of our common stock on the NASDAQ Global Market ($5.49) as of the close of trading on September 30, 2015.

5.	The restricted stock awards vest at a rate of 33-1/3% per year if the Company meets or exceeds its planned revenue and EBIT in for the fiscal year commencing October 1, 2012.
On December 28, 2015, Messrs. Dellovo, Levine and Lund received restricted stock awards of 40,000, 5,000 and 5,000 shares, respectively, at a price equal to the fair market value of $6.64 on the award date.  The awards vest over four years.

PROPOSAL TWO:
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.
Our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual corporate goals that are intended to enhance stockholder value.
Consideration of 2015 “Say-on-Pay” Vote
At the February 2015 Annual Meeting, we received a favorable stockholder vote regarding executive compensation. We believe we have addressed many of the concerns about our compensation practices that stockholders expressed in prior years. In fiscal 2015, we can point to the following:

•	For the fiscal year ending September 30, 2015, we grew our revenues by 5.5%, while our operating income was $226,000.

•	We paid out approximately $1.6 million in dividends during the fiscal year.

•	Our operating results were below target for revenue and earnings, and as a result our CEO and CFO did not receive any non-equity incentive compensation.

•	We have no agreements that provide tax gross-ups for any of our executive officers.

•	A substantial, but not unbalanced, portion of management’s compensation is linked to performance.

•	We continue to assess and adopt “best practices” applicable to our business in our governance procedures that affect management compensation.
We believe these policies demonstrated the commitment of our management and Board to align our results with the stockholders.
Compensation Appropriately Linked to Performance
In fiscal 2015, Non-Equity Incentive Plan Compensation to our executives was based on revenues and EBIT. Under these metrics, Messrs. Dellovo and Levine did not meet their targets and thus no bonuses were paid to either officer. Mr. Lund achieved 108% of his target bonus amount in HPP Division.

Governance Policies Affecting Compensation
The Company has a clawback policy and stock ownership guidelines for executive officers and non-employee members of the Board of Directors.
Clawback. The clawback policy is designed to ensure that incentive-based compensation is paid to executive officers based on accurate financial statements. In the event that the Company is required to prepare an accounting restatement due to the material noncompliance with accounting rules, the policy applies to incentive-based compensation that is granted to current or former executive officers of the company who received incentive-based compensation during the three-year period preceding the date that the Company is required to prepare a restatement. In addition, when final rules are adopted by the SEC regarding any addition clawback requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we intend to review our policy and amend it to comply with the new rules.
Stock Ownership Guidelines. The Company has also instituted stock ownership guidelines for executive officers and non-employee members of the Board of Directors. Such persons will be required to own shares of the Company’s Common Stock with a value equal to at least the following amounts within five years from the date they are elected:

•	Chief Executive Officer: 100% of annual base salary

•	Chief Financial Officer: 100% of annual base salary

•	Vice Presidents or other officers: 75% of annual base salary

•	Board of Directors: 300% of annual retainer
The Compensation Committee has also adopted a policy barring so-called “single triggers” in any future change in control agreements. We do not have any agreements with management to pay tax gross-ups.

The Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices.
In light of our financial results and the changes we have made in response to stockholder concerns, we are asking stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers as described pursuant to applicable SEC rules in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion, is hereby APPROVED.”
Our Board of Directors and Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns. Just as we have done in fiscal 2015, the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors unanimously recommends that you vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.
Unless marked to the contrary, proxies received will be voted “FOR” Proposal Two.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Our only issued and outstanding class of voting securities is our common stock. Holders of common stock are entitled to one vote per share of such stock held by them of record at the close of business on December 21, 2015 upon each matter which may come before the Annual Meeting. At the close of business on December 21, 2015, there were 3,683,794 shares of common stock issued and outstanding.
Stock Owned by Directors, Executive Officers and Greater-Than-5% Stockholders
The following table sets forth certain information as of December 21, 2015 regarding each person known by us to own beneficially more than 5% of our common stock, each director and nominee for director of the Company, each executive officer named in the Summary Compensation Table, and all directors and executive officers of the Company as a group.

Name	Shares Beneficially Owned (1)		Percent of Class (2)
Dimensional Fund Advisors LP	295,862	(3)	7.9%
6300 Bee Cave Road, Building One
Austin, TX 78746

Sterling Capital Management, Inc.	285,375	(4)	7.6%
12300 Old Tesson Road, Suite 100 C
St. Louis, MO 63128

Julian Demora	223,414	(5)	6.0%
826 Polk Street
Hollywood, FL 32019

CalPERS	216,453	(6)	5.8%
400 Q Street
Sacramento, CA 95811

Joseph R. Nerges	185,472	(7)	5.0%
1726 Bundy Street
Scranton, PA 18508

Victor Dellovo*	144,895	(8)	3.9%

C. Shelton James*	26,902	(9)	**

Gary W. Levine	56,639	(10)	1.5%

Craig Lund	7,500	(11)	**

Charles Blackmon*	9,250		**

Marilyn Smith*	9,250		**

All directors and executive officers as a group (8 persons)	246,936	(12)	6.6%

*	Nominee for Director

**	Owns less than one percent

(1)
Except as otherwise noted, all persons and entities have sole voting and investment power over their shares. All amounts shown in this column include shares obtainable upon exercise of stock options exercisable within 60 days of the date of this proxy statement.

(2)	Computed pursuant to Rule 13d-3 under the Exchange Act.

(3)
Dimensional Fund Advisors LP furnished us with a report on Schedule 13G/A filed on February 5, 2015 in which Dimensional has advised us that it is a registered investment advisor or manager for four investment companies (Funds) registered under the Investment Company Act of 1940 and in its role as advisor has sole voting power with respect to 295,862 shares of our common stock. Dimensional states in the filing that it disclaims beneficial ownership of such securities and all securities are owned by the Funds.

(4)
Sterling Capital Management (SCM) furnished us with a report on Schedule 13G/A filed on January 14, 2015 in which 255,275 shares are owned by clients of Sterling Capital Management, a registered investment advisor in accordance with section 240.13d-1(b)(1)(ii)(E), which has a beneficial interest in the shares and shared power to dispose of the shares. 17,200 shares are owned by Mr. William G. Lauber, President of SCM, and he has sole power to vote and dispose of the shares. 1,600 shares are owned by Mr. Lauber and his wife own jointly. Mr. Lauber has power to vote and dispose of the shares. 11,300 shares are owned by the employees of SCM (other than Mr. Lauber), as to which he disclaims beneficial ownership.

(5)	Julian Demora filed a Form 4 on February 8, 2013 with the SEC reporting that he was the beneficially owner of 223,414 shares.

(6)
CalPERS furnished us with a report on Schedule 13G filed on February 11, 2015 in which CalPERS has advised us that it is an employee benefit plan in accordance with section 240.13d-1(b)(1)(ii)(F) and has sole voting power with respect to 216,453 shares of our common stock.

(7)	Joseph R. Nerges furnished us with a report on Schedule 13D filed on March 27, 2015 in which he states he is the sole owner of 185,472 shares.

(8)	Includes 137,895 shares owned by Mr. Dellovo and 7,000 shares obtainable upon exercise of stock options.

(9)	Represents 23,002 shares owned by Mr. James and includes 160 shares owned by Mr. James’ wife. However, Mr. James disclaims beneficial ownership of these shares.

(10)	Includes 40,139 shares owned by Mr. Levine and 16,500 shares obtainable upon exercise of stock options.

(11)	Includes 7,500 shares owned by Mr. Lund.

(12)	Includes 23,500 shares obtainable upon exercise of stock options.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors, and persons who own more than 10% of a registered class of our equity securities (our common stock) to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
Based solely upon a review of Forms 3, 4, 5 and amendments thereto furnished to the Company during fiscal 2015, or written representations that no Form 5 was required, the Company believes that all Section 16(a) filing requirements applicable to its officers, directors and greater-than-10% stockholders were fulfilled in a timely manner.

INFORMATION ABOUT OUR AUDIT COMMITTEE AND INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
Audit Committee Report
The following report of the Audit Committee should not be deemed to be “soliciting material” or to be “filed” with the SEC, nor should this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into such a filing.
The Audit Committee believes that a candid, substantive and focused dialogue with the independent auditors is fundamental to the Committee’s oversight responsibilities. In support of this view, our Committee periodically meets separately with the independent auditors, without management present. In the course of its discussion in these meetings, the Committee addresses a number of questions intended to bring to light any area of potential concern related to our financial reporting and internal controls. These questions include:

•
Whether there were any significant accounting judgments, estimates or adjustments made by management in preparing the financial statements that would have been made differently had the auditors themselves prepared and been responsible for the financial statements.

•
Whether the auditors have concluded that, based on the auditors’ experience and their knowledge of CSPI, our financial statements fairly present to the investor, with clarity and completeness, our financial position and performance for each reporting period in accordance with generally accepted accounting principles and SEC disclosure requirements.

•	Whether the auditors have concluded that, based on their experience and knowledge of CSPI, we have implemented internal controls and internal audit procedures that are appropriate for us.
The Audit Committee recommended the engagement of RSM US, LLP (RSM), formerly McGladrey, and LLP, as our independent auditors for fiscal year 2015 and reviewed with the independent auditors their respective overall audit scope and plans. In reaching its recommendation, the Committee considered the qualifications of RSM and discussed with RSM their independence, including a review of any and all audit and non-audit services provided by them to us. The Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and by the Sarbanes-Oxley Act of 2002. The Committee received and discussed with the independent auditors their written report required by the Independence Standards Board Standard No. 1, PCAOB Independence Rules 3526, Communications with Audit Committees Concerning Independence.
Management has reviewed the audited financial statements for fiscal year 2015 with the Audit Committee, including a discussion of the quality and acceptability of the financial reporting, the reasonableness of significant accounting judgments and estimates and the clarity of disclosures in the financial statements. In connection with this review and discussion, the Audit Committee asked a number of follow-up questions of management and the independent auditors to help give the Committee comfort in connection with its review.
In reliance on the review and discussion referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2015 for filing with the SEC, and our Board has accepted this recommendation.

AUDIT COMMITTEE
Charles Blackmon, Chairman
C. Shelton James
Marilyn T. Smith
Our Independent Registered Public Accounting Firm
The Audit Committee selected RSM US, LLP (RSM) as our principal accountants for fiscal year 2015. Representatives from RSM are expected to be available for the Annual Meeting, to have the opportunity to make a statement if they wish to do so, and to respond to appropriate questions.
The RSM report dated December 24, 2015 on the financial statements of the Company as of and for the fiscal year ended September 30, 2015 did not contain an adverse opinion or a disclaimer of opinion and was not modified as to uncertainty, audit scope or accounting principles.
The Audit Committee has selected RSM as our principal accountants for fiscal year 2016.

Fees for Professional Services
The following is a summary of the fees billed to us by RSM for professional services for the fiscal years ended September 30, 2015 and 2014:

Fee Category	Fiscal 2015 Fees	Fiscal 2014 Fees
Audit Fees	$428,476	$473,791
Audit-Related Fees	—	—
Tax Fees	3,200	3,200
All Other Fees	—	—
Total Fees	$431,676	$476,991
Audit fees: Audit fees represent fees for professional services performed by our independent auditor for the audit of our annual financial statements and the review of our quarterly financial statements, as well as services that are normally provided in connection with statutory and regulatory filings or engagements.
Audit-related fees:  Audit-related fees represent fees for assurance and related attestation services performed by our independent auditor that are reasonably related to the performance of the audit or review of our financial statements.
Tax fees: Tax fees represent fees billed for professional services performed by our independent auditor with respect to corporate tax compliance, tax advice and tax planning.
All other fees:  All other fees represent fees billed for products and services provided by our independent auditor, other than those disclosed above.
Pre-Approval Policies and Procedures
At present, the Audit Committee approves each engagement for audit and non-audit services before we engage our accountants to provide those services.
The Audit Committee has not established any pre-approval policies or procedures that would allow our management to engage our accountants to provide any specified services with only an obligation to notify the Audit Committee of the engagement for those services.
Whistleblower Procedures
Pursuant to our Code of Ethics, the Audit Committee has adopted procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission to our directors, officers and employees of concerns regarding questionable accounting, internal accounting controls or auditing matters.

PROPOSAL THREE:
RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT AUDITORS
RSM US, LLP currently serves as the Company’s independent auditors, and that firm conducted the audit of the Company’s financial statements for fiscal year 2015. The Audit Committee has appointed RSM US, LLP to serve as our independent auditors to conduct an audit of the Company’s financial statements for fiscal year 2016.
Selection of the Company’s independent auditors is not required to be submitted to a vote of the stockholders of the Company for ratification. However, the Board of Directors is submitting this matter to the stockholders as a matter of good corporate practice. If the stockholders fail to vote in favor of the selection, the Audit Committee will reconsider whether to retain RSM US, LLP and may retain that firm or another without re-submitting the matter to the Company’s stockholders. Even if stockholders vote in favor of the appointment, on an advisory basis, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and the stockholders.
Representatives of RSM US, LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Board of Directors unanimously recommends an affirmative vote “FOR” ratification of RSM US, LLP as our independent auditors for fiscal year 2016.
Unless marked to the contrary, proxies received will be voted “FOR” Proposal Three.

PROPOSAL FOUR:
SHAREHOLDER PROPOSAL: PROXY ACCESS FOR SHAREHOLDERS

Mr. James Mc Ritchie and Ms. Myra K. Young, 9295 Yorkship Court Elk Grove, CA 95758, the beneficial owners of 1,065 shares of CSP Inc. common stock, intend to present the following proposal for consideration at our annual meeting:

RESOLVED: Shareholders of Apple Inc. (sic.) (the "Company") ask the board of directors (the "Board") to adopt, and present for shareholder approval, a "proxy access" bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or an unrestricted number of shareholders forming a group (the "Nominator") that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company's proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed one quarter of the directors then serving or two, whichever is greater. This bylaw shall supplement existing rights under Company bylaws, providing that a Nominator must:

a)	have beneficially owned 3% or more of the Company's outstanding common stock, including recallable loaned stock, continuously for at least three years before submitting the nomination;

b)
give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission (SEC) rules about (i) the nominee, including consent to being named in proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the "Disclosure"); and

c)
certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator's communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company's proxy materials; and (iii) to the best of its knowledge, the required shares were acquired in the ordinary course of business, not to change or influence control at the Company.

Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the "Statement"). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority given to multiple nominations exceeding the one-quarter limit. No additional restrictions shall be placed on re-nominations.

Proxy Access Proposal for Shareholders—Proposal 4

Board of Directors Statement in Opposition

Your Board recognizes that Proxy Access is emerging as a significant corporate governance issue among the largest US public companies. Your Board has carefully considered this issue, and has concluded that the adoption of the proposed procedure would go well beyond the scope and intent of Proxy Access, particularly when applied to a smaller public company, like CSP. Accordingly, your Board unanimously recommends that stockholders vote “AGAINST” this stockholder proposal, for the reasons set forth below:

The proposal, as set forth, would establish a procedure to replace 40% of the Board, while the most prevalent form of Proxy Access limits the nomination procedure to not more than 25% of a Board. Your Board submits that Proxy Access procedures were never intended to promote such a major change in director representation, outside of the Nomination Committee procedures.

The proposal, as set forth, places no limits as to the frequency with which a shareholder group, including professional shareholder activists, could utilize Proxy Access to nominate special interest director candidates. Under the proposed procedure, a shareholder group could effectively seek to gain control of the Board in scarcely one year’s time, at successive annual meetings. Your Board feels that Proxy Access was never intended as an alternate procedure for gaining creeping control of a small public company.

While Proxy Access may represent a useful alternative procedure for stockholders to seek representation at large companies, like an Apple Computer, your Board has major concerns that the proposed procedure would not have constructive application to CSP’s much smaller Board structure. The proponent even cites Apple Computer, but without making any distinctions between Apple’s Board size and CSP’s much smaller five member Board.

Proxy Access would bypass CSP’s Governance Committee’s process for identifying and recommending director nominees. Your Board of Directors and its Nominating Committee are best qualified to assess the particular experiences, skills and perspectives of potential director nominees and determine whether they will be effective contributors to the Board of our Company. Allowing one or more stockholders to nominate directors for inclusion in CSP’s proxy statement would usurp the role of the Nominating Committee and the Board in the most crucial elements of corporate governance, the election of directors.

CSP stockholders can already recommend prospective director candidates for the Nominating Committee’s consideration. As discussed above under “Proposal 1 - Corporate Governance − Director Candidates and Selection Process,” our Nominating Committee already considers director nominees proposed by our stockholders. Nominees proposed by stockholders for the Nominating Committee’s consideration are evaluated and considered in the same manner as a nominee recommended by a Board member, management, search firm or other source.

CSP’s corporate governance policies ensure that your Board of Directors is held accountable and provide stockholders with access to the Board. The Board is accountable to our stockholders through the protections that are embedded in our governing documents. For example:

•	We eliminated a classified board in 2013 and now all directors are elected annually;

•	There are no supermajority stockholder voting requirements in CSP’s Articles of Organization or Bylaws;

•	Stockholders are allowed to call a special stockholders’ meeting, subject to the conditions set forth in our Bylaws.

•	Stockholders may communicate directly with any director, any Board committee or the full Board;

•	Stockholders may propose director nominees to the Nominating Committee, as discussed above;

•
Stockholders may submit proposals for presentation at an Annual Meeting and for inclusion in our proxy statement for that annual meeting, subject to certain conditions and the rules and regulations of the Securities and Exchange Commission; and

•	Stockholders may submit proposals, including nominations of director candidates, directly at an Annual Meeting, subject to certain conditions as set forth in our Bylaws.

Your Board believes that CSP’s existing corporate governance policies provide the appropriate balance between ensuring Board accountability to stockholders and enabling the Board to effectively oversee our business and affairs for the long-term benefit of stockholders. As examples of positive Board response to input from stockholders:

•	The dividend has been increased in amount and frequency (from annual to quarterly); and

•	A policy requiring share ownership by directors and executive officers has been established.

Your Board believes that Proxy Access could even decrease the effectiveness of CSP’s corporate governance, by allowing a limited group of stockholders to use Company proxy materials for contested director elections will not improve our corporate governance. Rather, Proxy Access could harm our Company, Board of Directors and stockholders by:

•
Significantly Disrupting Company and Board Operations. We believe Proxy Access promotes contested director elections. Proxy contests are costly and substantially disrupt Company affairs and the effective functioning of our Board of Directors.

•
Enhancing the Prospect of Special Interest Directors. Proxy Access would facilitate the nomination and election of special interest directors who further the particular agendas of the stockholders who nominated them, rather than the interests of all stockholders and our long-term business goals.

•
Factionalizing the Board of Directors. The election of stockholder-nominated directors may subvert the Board’s ability to function collaboratively and effectively by virtue of the presence of special interest directors. A politicized Board of Directors cannot effectively serve the best interests of all our stockholders.

•	Discouraging Highly Qualified Director Candidates from Serving. The prospect of routinely standing for election in a contested situation would deter highly qualified individuals from Board service.

For these reasons, your Board believes that this proposal is unnecessary, and not in the best interests of CSP stockholders. Accordingly, we recommend that you vote against this proposal.

The Board of Directors unanimously recommends that you vote “AGAINST”
the Proxy Access resolution in Proposal Four.

Unless marked to the contrary, proxies received will be voted “AGAINST” Proposal FOUR

OTHER MATTERS
Other Business
We do not know of any other matter that may properly come before the Annual Meeting.
Stockholder Proposals for 2017 Annual Meeting
In order for a proposal of one of our stockholders to be considered for inclusion in our proxy statement and proxy card for our 2016 Annual Meeting of Stockholders, the proposal must comply with SEC Rule 14a-8 and any other applicable rules and must be submitted to our corporate secretary at our executive offices located at 175 Cabot Street Suite 210, Lowell, Massachusetts 01854 at least 120 days prior to the anniversary date of this proxy statement. This proxy statement is dated January 8, 2016, so the date by which proposals must be received under Rule 14a-8 will be September 10, 2016.
Article II, Section 5 of our by-laws requires that a stockholder who wishes to bring an item of business before the Annual Meeting of stockholders, even if the item cannot be included in our proxy statement because Rule 14a-8 is not available, must provide written notice of such item of business to our corporate secretary at our executive offices not less than 90 days prior to the date of our Annual Meeting of stockholders; provided, however, that if the Annual Meeting (or a special meeting in lieu of the Annual Meeting) is to be held on a date prior to such specified date, and if less than 100 days’ notice or prior public disclosure of the date of such annual or special meeting is given or made, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the earlier of the day on which notice of the date of the scheduled meeting was mailed or the day on which public disclosure was made of the date of such annual or special meeting. Therefore, the deadline for submission of notice will be November 10, 2016. Our by-laws contain a number of other substantive and procedural requirements, which should be reviewed by any interested stockholder. This description is qualified in its entirety by the text of our by-laws, to which readers are referred for additional information. For information about nominations of director candidates by stockholders, see “Corporate Governance – Director Candidates and Selection Process” elsewhere in this proxy statement.

SOLICITATION
The Company has engaged The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee, plus customary disbursements, which are not expected to exceed $10,000 in total.. Brokers, banks and other nominees will be reimbursed for their out-of-pocket expenses and other reasonable clerical expenses incurred in obtaining instructions from beneficial owners of our common stock. In addition to the solicitation by mail, special solicitation of proxies may, in certain circumstances, be made personally or by telephone by directors, officers and certain of our employees, or by American Stock Transfer & Trust Co., our transfer agent. It is expected that the expense of such special solicitation will be nominal. All expenses incurred in connection with this solicitation will be borne by CSP.
* * * *

VOTE BY INTERNET – www.proxyvote.com Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

CSP INC. ATTN: GARY W. LEVINE 175 Cabot Street, Suite 210 LOWELL, MA 01854
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------DETATCH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Victor Dellovo 02 Charles Blackmon 03 Ismail “Izzy” Azeri 04 C. Shelton James 05 Marilyn T. Smith	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. ________________________________________
The Board of Directors recommends you vote FOR the following proposal: 2. Advisory resolution to approve the compensation paid to the Company’s named executive officers.				For ☐	Against ☐	Abstain ☐
The Board of Directors recommends you vote FOR the following proposal: 3. The ratification of the appointment of RSM US, LLP as the Company’s independent auditors for fiscal 2016				For ☐	Against ☐	Abstain ☐
The Board of Directors recommends you vote AGAINST the following shareholder proposal: 4. To ask the Board to adopt proxy access procedures.				For ☐	Against ☐	Abstain ☐
NOTE: In their discretion, the persons named as proxies may vote on such other business as may properly come before the meeting or any adjournment thereof.
For address change, mark here. ☐ (see reverse for instructions)
Please indicate if you plan to attend this meeting Yes No ☐ ☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com
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CSP INC.
Annual Meeting of Stockholders
February 9, 2016 9:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Victor Dellovo and Gary Levine, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of CSP Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM EST on February 9, 2016, at CSP Inc. office, 1182 East Newport Center Drive, Deerfield Beach, Florida 33442, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change:

____________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________
(if you noted any Address Change above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side**